UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	73-0664379
(State or of incorporation or organization)	(IRS Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  None.

Securities to be registered pursuant to Section 12(g) of the Act:  None.

This Form 8-A/A is filed by Gaylord Entertainment Company (the “Registrant”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on August 13, 2008, as amended by Forms 8-A/A filed by the Registrant on March 10, 2009 and August 12, 2011.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On August 13, 2012, the “Final Expiration Date” occurred under the Amended and Restated Rights Agreement dated as of March 9, 2009, as amended, by and between the Registrant and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $.01 per share, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Registrant. Shareholders of the Registrant were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Gaylord Entertainment Company, as amended (restated for SEC filing purposes only) (incorporated by reference to Exhibit 3.1 to the Gaylord Entertainment Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 1-13079)).

3.2	Second Amended and Restated Bylaws of Gaylord Entertainment Company (restated for SEC filing purposes only) (incorporated by reference to Exhibit 4.4 to Gaylord Entertainment Company’s Registration Statement on Form S-3 dated May 7, 2009 (File No. 1-13079)).

3.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Gaylord Entertainment Company (incorporated by reference to Exhibit 3.1 to Gaylord Entertainment Company’s Current Report on Form 8-K filed August 13, 2008 (File No. 1-13079)).

4.1	Specimen of Gaylord Entertainment Company Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Gaylord Entertainment Company’s Registration Statement on Form 10, as amended on June 30, 1997 (File No. 1-13079)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: September 5, 2012	By:	/s/ Carter R. Todd
	Name:	Carter R. Todd
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Gaylord Entertainment Company, as amended (restated for SEC filing purposes only) (incorporated by reference to Exhibit 3.1 to the Gaylord Entertainment Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 1-13079)).

3.2	Second Amended and Restated Bylaws of Gaylord Entertainment Company (restated for SEC filing purposes only) (incorporated by reference to Exhibit 4.4 to Gaylord Entertainment Company’s Registration Statement on Form S-3 dated May 7, 2009 (File No. 1-13079)).

3.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Gaylord Entertainment Company (incorporated by reference to Exhibit 3.1 to Gaylord Entertainment Company’s Current Report on Form 8-K filed August 13, 2008 (File No. 1-13079)).

4.1	Specimen of Gaylord Entertainment Company Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Gaylord Entertainment Company’s Registration Statement on Form 10, as amended on June 30, 1997 (File No. 1-13079)).